Exhibit 99.1

Workday Elects Wayne A.I. Frederick, M.D. to Board of Directors
President of Howard University Brings Extensive Knowledge of Higher Education and Healthcare Industries to Workday

PLEASANTON, Calif., June 22, 2022 -- Workday, Inc. (NASDAQ: WDAY), a leader in enterprise cloud applications for finance and human resources, today announced that its board of directors has elected Wayne A.I. Frederick, M.D. as an independent director.

Dr. Frederick brings with him nearly two decades of experience in academic leadership, having started his career as associate director of the Cancer Center at the University of Connecticut. He is currently the president of his alma mater, Howard University, having held this position since July 2014. Prior to this appointment, he was the institution’s interim president after serving as its provost and chief academic officer.

Last year, Dr. Frederick was honored as a “Great Immigrant, Great American” by the Carnegie Corporation of New York, which recognizes individuals who have enriched and strengthened American society and democracy through their contributions and actions. He is a fellow of the American College of Surgeons and is a member of the American Surgical Association. In addition to his academic leadership experience, Dr. Frederick has extensive knowledge of the healthcare industry and currently serves on the boards of Forma Therapeutics Holdings, Inc., Humana, Inc., Insulet Corporation, and Mutual of America Life Insurance Company.

Comments on the News

“I have long believed in the power of innovation and its ability to solve some of the most pressing challenges facing our world. Workday, with innovation as one of its core values, embodies that belief in developing technologies that help some of the world’s largest organizations and institutions navigate our changing environment,” said Wayne A.I. Frederick, M.D., independent director, Workday board of directors. “As a member of its board, I look forward to the next chapter of my career by applying my experience to support Workday in its mission of helping organizations adapt and respond in a changing world.”

“I greatly admire Dr. Frederick’s commitment to public service and creating opportunities for all, and know that his leadership approach strongly aligns with our commitment to leading with values,” said Aneel Bhusri, co-founder, co-CEO, and chairman, Workday. “We are honored to have him on our board and believe that his extensive knowledge in academia, coupled with his deep understanding of the healthcare industry, will bring great value to our organization and customers.”

About Workday

Workday is a leading provider of enterprise cloud applications for finance and human resources, helping customers adapt and thrive in a changing world. Workday applications for financial management, human resources, planning, spend management, and analytics have been adopted by thousands of organizations around the world and across industries — from medium-sized businesses to more than 50% of the Fortune 500. For more information about Workday, visit workday.com.

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